Exhibit 10.8

Draft dated 12 October 2020

INDEMNIFICATION AGREEMENT

between

[name]

as the Officer

and

Pharming Group N.V.

as the Company

TABLE OF CONTENTS

1	DEFINITIONS AND INTERPRETATION	3

1.1	Definitions	3
1.2	Interpretation	5

2	INDEMNIFICATION AND INSURANCE	6

2.1	Entitlement to indemnification	6
2.2	Advancements	6
2.3	Limitations	7
2.4	Determination of entitlement to indemnification and advancements	7
2.5	Proceedings	8
2.6	D&O Insurance	8

3	MISCELLANEOUS PROVISIONS	9

3.1	Confidentiality and disclosure	9
3.2	Notices	9
3.3	Entire agreement	10
3.4	No implied waiver	10
3.5	Amendment	10
3.6	Invalidity	10
3.7	No rescission or nullification	11
3.8	No transfer, assignment or encumbrance	11
3.9	Term and termination	11

4	GOVERNING LAW AND JURISDICTION	12

4.1	Governing law	12
4.2	Jurisdiction	12

INDEMNIFICATION AGREEMENT

THIS AGREEMENT IS MADE ON [DATE] BETWEEN

1.	Mr[s]. [name], born in [place] on [date] (the “Officer”).

2.

Pharming Group N.V., a public company with limited liability, having its corporate seat in Leiden, the Netherlands (address: Darwinweg 24, 2333 CR Leiden, the Netherlands, trade register number: 28048592) (the “Company”).

WHEREAS

A.	The Officer has been appointed as [Non-]Executive Director.

B.	The Parties now wish to enter into this Agreement in order to lay down the terms applicable to the indemnification arrangements between the Officer and the Company.

NOW HEREBY AGREE AS FOLLOWS

1	DEFINITIONS AND INTERPRETATION

1.1	Definitions

1.1.1	In this Agreement the following definitions shall apply:

Agreement	This indemnification agreement.

Article	An article of this Agreement.

Board	The Company’s board of directors.

Confidential Information

Information relating to the Company, its Subsidiaries and/or their respective businesses, directors, officers and employees, received by the Officer at any time (including prior to the date of this Agreement and after the termination of this Agreement), by any means (including through discussions with any director, officer, employee or advisor of the Company or any of its Subsidiaries), except for information:

a.  which is in the public domain, other than as a result of a breach by the Officer (or by any party to whom information is disclosed by the Officer as permitted under this Agreement) of the obligations imposed by this Agreement or any other legal, contractual or fiduciary duty of confidentiality; or

b.  of which the Officer is able to demonstrate that it has lawfully become available to the Officer on a non-confidential basis from a source which was not prohibited from disclosing such information under any legal, contractual or fiduciary duty of confidentiality.

D&O Insurance	Directors and officers liability insurance.

DCC	The Dutch Civil Code.

Disinterested Director	Any Non-Executive Director who is not, and has not been, involved in a Proceeding in respect of which the Officer’s entitlement to indemnification and/or advancements should be determined pursuant to Article 2.4.1 under a.

[Executive Director]	[An executive director on the Board.][1]

Independent Counsel

An attorney or a firm of attorneys which:

a.  is experienced in matters of corporate law in the appropriate jurisdiction(s);

b.  during a period of one year prior to being requested to determine the Officer’s entitlement to indemnification and/or advancements pursuant to Article 2.4.1 under b., has not represented any party involved in a Proceeding in a manner which is material to either Party; and

[1]	NTD: To be inserted only for the CEO’s indemnification agreement.

c.   under the applicable standards of professional conduct then prevailing, would not have a conflict of interests in representing either Party in determining the Officer’s entitlement to indemnification and/or advancements pursuant to Article 2.4.1 under b.

Non-Executive Director	A non-executive director on the Board.

Party	A party to this Agreement.

Proceeding	Any threatened, pending or completed suit, claim, action or legal proceedings of a civil, criminal, administrative, investigative or other nature, formal or informal, in which the Officer is, or becomes, involved.

Stock Exchange

Any of the following (including, for the avoidance of doubt, Euronext Amsterdam and the Nasdaq Stock Market):

a.  a regulated market or multilateral trading facility as defined in Section 1:1 of the Dutch Financial Supervision Act; or

b.  a system comparable with a regulated market or multilateral trading facility as referred to under a. above, operating in a state which is not a Member State of the European Union or the European Economic Area.

Subsidiary	A subsidiary of the Company within the meaning of Section 2:24a DCC.

1.2	Interpretation

1.2.1	References to statutory provisions are to those provisions as they are in force from time to time.

1.2.2	Terms that are defined in the singular have a corresponding meaning in the plural.

1.2.3	No provision of this Agreement shall be interpreted adversely against a Party solely because that Party was responsible for drafting that particular provision.

1.2.4

Although this Agreement has been drafted in the English language, this Agreement pertains to Dutch legal concepts. Any consequence of the use of English words and expressions in this Agreement under any law other than Dutch law shall be disregarded.

1.2.5	The word “including” is used to indicate that the matters listed are not a complete enumeration of all matters covered.

1.2.6	The titles and headings in this Agreement are for construction purposes as well as for reference. No Party may derive any rights from such titles and headings.

2	INDEMNIFICATION AND INSURANCE

2.1	Entitlement to indemnification

2.1.1	The Company shall indemnify the Officer and hold the Officer harmless against:

a.	any financial losses or damages incurred by the Officer; and

b.	any expense reasonably paid or incurred by the Officer in connection with any Proceeding,

in each case to the extent this relates to the Officer’s current (or former) position as [Non-]Executive Director and to the extent permitted by applicable law.

2.1.2

The right to indemnification conferred in Article 2.1.1 shall continue as to the Officer who has ceased to hold office as [Non-]Executive Director and shall inure to the benefit of the Officer’s heirs, executors and administrators, subject always to Article 3.9.

2.2	Advancements

2.2.1

The Company shall promptly advance all reasonable and necessary expenses incurred by the Officer in connection with any Proceeding to the extent that the Company reasonably believes that the Officer is entitled to indemnification pursuant to Articles 2.1.1 and 2.3.1 in connection with such Proceeding, subject to the Officer submitting an itemised advance request to the Company.

2.2.2

To the extent that the Company has provided advancements pursuant to Article 2.2.1 in connection with a Proceeding in respect of which the Officer is not entitled to indemnification pursuant to Articles 2.1.1 and 2.3.1, such advancements shall promptly be reimbursed by the Officer.

2.3	Limitations

2.3.1	No indemnification shall be given to the Officer:

a.

if a competent court or arbitral tribunal has established that the acts or omissions of the Officer that led to the financial losses, damages, expenses or Proceeding are of an unlawful nature (including acts or omissions which are considered to constitute malice, gross negligence, intentional recklessness and/or serious culpability attributable to the Officer) and the Officer does not have, or no longer has, the possibility to appeal such decision;

b.

to the extent that the Officer’s financial losses, damages and expenses are covered under insurance (including any applicable D&O Insurance) and the relevant insurer has settled, or has provided reimbursement for, these financial losses, damages and expenses (or has irrevocably undertaken to do so);

c.

in relation to proceedings brought by the Officer against the Company, except for proceedings brought to enforce indemnification to which the Officer is entitled pursuant to this Agreement, the Company’s articles of association or any D&O Insurance taken out by the Company for the benefit of the Officer; or

d.	for any financial losses, damages or expenses incurred in connection with a settlement of any Proceeding effected without the Company’s prior consent.

2.4	Determination of entitlement to indemnification and advancements

2.4.1

If the Officer wishes to claim indemnification and/or advancements pursuant to Articles 2.1 and 2.2, the Officer shall submit a request to that effect to the Company. Upon receipt of such request, the Officer’s entitlement to indemnification and/or advancements pursuant to Articles 2.1 and 2.2 shall be determined by any of the following (at the election of the Company):

a.

so long as there are Disinterested Directors, either by majority vote of all Disinterested Directors or by majority vote of a committee composed exclusively of Disinterested Directors, provided that such committee is established by majority vote of all Disinterested Directors; or

b.	Independent Counsel in a written opinion delivered to each Party.

2.4.2

If the Company decides to request Independent Counsel to make the determination referred to in Article 2.4.1, the Company shall notify the Officer of the identity of the Independent Counsel selected by it. The Officer may, within one week, notify the Company of its objection to the Independent Counsel selected by the Company, but only on the grounds that the relevant attorney or firm of attorneys does not meet the criteria of the definition of “Independent Counsel”. In case of such objection being timely made and deemed well-founded by the Company, the Company shall select a different Independent Counsel and the previous two sentences apply mutatis mutandis in respect of such selection. The Company shall pay all fees and other expenses associated with the retention and services of Independent Counsel to make the determination referred to in Article 2.4.1.

2.4.3

The Company shall exert all reasonable efforts to cause any determination required under Article 2.4.1 to be made as promptly as practicable after the Officer has submitted its initial request for indemnification and/or advancements pursuant to Articles 2.1 and 2.2 and the Officer shall fully cooperate with the person(s) making such determination.

2.5	Proceedings

2.5.1	The Officer shall promptly notify the Company upon receipt of any complaint, demand letter, writ of summons or other indication that a Proceeding is being threatened or is forthcoming.

2.5.2

The Officer shall allow the Company to participate in any Proceeding and to assume the defence thereof in such manner as the Company deems appropriate, with counsel selected by the Company and reasonably satisfactory to the Officer, provided that:

a.	the Company must conduct any such defence in good faith and in a diligent manner; and

b.

the Company shall not, without the Officer’s prior consent, allow or condone any judgment or award against the Officer nor enter into any settlement or compromise pursuant to which non-monetary obligations or penalties (including incarceration) would be imposed on the Officer and/or monetary obligations would be imposed on the Officer which would not be indemnified in full pursuant to Articles 2.1.1 and 2.3.1.

2.6	D&O Insurance

2.6.1

The Company shall take out and maintain adequate D&O Insurance for the benefit of the Officer for as long as the Officer serves as [Non-]Executive Director, subject to the acceptance of the Officer under the conditions by the insurer concerned.

2.6.2	The premiums payable for D&O Insurance covering the Officer as an insured shall be borne by the Company.

3	MISCELLANEOUS PROVISIONS

3.1	Confidentiality and disclosure

3.1.1

Subject to Articles 3.1.2 through 3.1.5, the Officer shall treat and safeguard as private and confidential all Confidential Information at all times and shall keep any copies thereof secure in such way so as to prevent unauthorised access by any third party.

3.1.2	The Officer shall not disclose any Confidential Information, unless:

a.	this is required under applicable law, Stock Exchange requirements and/or by any competent authority; or

b.	it concerns a disclosure to the Officer’s professional advisors, subject to a duty of confidentiality and only to the extent necessary for any lawful purpose.

3.1.3

Any disclosure of Confidential Information by the Officer under Article 3.1.2 shall be delayed until the Company has been consulted about the timing and content of such disclosure, to the extent that such a delay would be legally permissible.

3.1.4

The Officer shall, at the Company’s first request and in any event upon the termination of this Agreement, promptly return or destroy all Confidential Information which the Officer has at [his/her] disposal, except to the extent that the Officer is required by applicable law to retain such Confidential Information.

3.1.5

All Confidential Information shall remain the exclusive property of the Company and/or its Subsidiaries, as the case may be. No right or licence is granted pursuant to this Agreement in relation to any Confidential Information.

3.2	Notices

3.2.1

All notices given under this Agreement shall be given or made by electronic means of communication or in writing and, in the latter case, shall be sent by courier service or by registered mail (with a copy of such notice or request being sent in advance by electronic means of communication).

3.2.2	All notices given under this Agreement to a Party which are sent by courier or by registered mail shall be sent:

a.	if to the Officer, to the address as on file with the Company at that time; and

b.	if to the Company, to address as registered with the Dutch trade registry at that time, for the attention of the Board.

3.2.3	All notices given under this Agreement to a Party by electronic means of communication shall be sent:

a.	if to the Officer, to: [e-mail address]

b.	if to the Company, to: [e-mail address]

3.3	Entire agreement

3.3.1

This Agreement replaces and supersedes any existing indemnification agreement between the Parties, including any indemnification arrangements agreed between the Parties as part of a service, employment or other agreement.

3.4	No implied waiver

3.4.1	Nothing shall be construed as a waiver under this Agreement unless a document to that effect has been signed by the Parties or a notice to that effect has been given.

3.4.2	The failure of a Party to exercise or enforce any right under this Agreement shall not constitute a waiver of the right to exercise or enforce such right in the future.

3.5	Amendment

3.5.1	No amendment to this Agreement shall have any force or effect unless it is in writing and signed by both Parties.

3.6	Invalidity

3.6.1	In the event that a provision of this Agreement is null and void or unenforceable (either in whole or in part):

a.

the remainder of this Agreement shall continue to be effective to the extent that, given the substance and purpose of this Agreement, such remainder is not inextricably related to the null and void or unenforceable provision; and

b.

the Parties shall make every effort to reach agreement on a new provision which differs as little as possible from the null and void or unenforceable provision, taking into account the substance and purpose of this Agreement.

3.7	No rescission or nullification

3.7.1

To the extent permitted by law, the Parties waive their rights to rescind or nullify or to demand the rescission, nullification or amendment of this Agreement, in whole or in part, on any grounds whatsoever.

3.8	No transfer, assignment or encumbrance

3.8.1	No Party may transfer, assign or encumber its contractual relationship, any of its rights or any of its obligations under this Agreement.

3.9	Term and termination

3.9.1

Subject to Article 3.9.3, this Agreement shall remain in full force for the duration of the Officer’s term of office as [Non-]Executive Director and shall terminate, without prior notice being required, at the moment when the Officer ceases to be a[n] [Non-]Executive Director.

3.9.2	For purposes of Article 3.9.1, the Officer’s term of office shall not be considered to have expired or interrupted if the Officer is reappointed as [Non-]Executive Director for consecutive terms.

3.9.3

In case of a termination of this Agreement, the Officer’s right to indemnification under Article 2 shall terminate at (and, exclusively for that purpose, the relevant provisions of this Agreement shall survive until) the later of the following moments:

a.

the expiration of the statute of limitations applicable to any claim that could be asserted against the Officer with respect to which the Officer would be entitled to indemnification under this Agreement;

b.	ten years after the date that the Officer has ceased to serve as a[n] [Non-]Executive Director; or

c.

if, at the later of the dates referred to in paragraphs a. and b. above, there would be an actual or pending Proceeding in respect of which the Officer would be entitled to indemnification under this Agreement or there is an actual or pending Proceeding in connection with this Agreement, one year after the competent court or arbitral tribunal has finally adjudicated such Proceeding, without possibility for appeal.

4	GOVERNING LAW AND JURISDICTION

4.1	Governing law

4.1.1	This Agreement shall be governed by and construed in accordance with the laws of the Netherlands.

4.2	Jurisdiction

4.2.1

The Parties agree that any dispute in connection with this Agreement or any agreement resulting therefrom shall be submitted to the exclusive jurisdiction of the competent court in Amsterdam, the Netherlands.

(signature page follows)

Signature page to the indemnification agreement

[name Officer]
Pharming Group N.V.
Name :
Title :